Exhibit F

Lock-Up Agreement

Skye Bioscience, Inc.

_____________, 2024

Piper Sandler & Co.
Oppenheimer & Co. Inc.
As placement agents

c/o Piper Sandler & Co.
U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, Minnesota 55402

c/o Oppenheimer & Co. Inc.
85 Broad Street, Floor 23
New York, New York 10004

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Securities Purchase Agreement (the “Purchase Agreement”), providing for the sale and issuance of shares of common stock of Skye Bioscience, Inc. (the “Company”), par value $0.001 per share (the “Common Stock”)[, and other securities convertible into, or exercisable or exchangeable for shares of the Company’s Common Stock] (the “Private Placement”), and for which Piper Sandler & Co. and Oppenheimer & Co. Inc. are acting as placement agents (the “Placement Agents”). Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.

In consideration of the entry into the Purchase Agreement and to induce the Placement Agents to continue their efforts in connection with the Private Placement, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned will not, without the prior written consent of the Placement Agents, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock (collectively, the “Undersigned’s Securities”), or publicly announce an intention to effect any such transaction, for a period from the date hereof until 90 days after the closing of the Private Placement (the “Lock-Up Period”).

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Securities (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein and provided further that any filing made pursuant to Section 16(a) of the Exchange Act, shall include a footnote noting the circumstances described in this clause, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) by will or other testamentary document or by intestacy, provided that any filing made pursuant to Section 16(a) of the Exchange Act shall include a footnote noting the circumstances described in this clause, (iv) pursuant to a court order or settlement or other domestic order related to the distribution of assets in connection with the dissolution of a marriage or civil union, provided that any filing made pursuant to Section 16(a) of the Exchange Act shall include a footnote noting the circumstances described in this clause, (v) to limited partners, members, stockholders, other equity holders or trust beneficiaries of the undersigned or to any investment fund or other entity controlled or managed by the undersigned, provided that any such transferee agrees to be bound in writing by the restrictions set forth herein, (vi) acquired in open market transactions after the completion of the Private Placement, (vii) by surrender or forfeiture of shares of Common Stock or other securities of the Company to the Company to satisfy tax withholding obligations upon exercise or vesting or the exercise price upon a cashless net exercise, in each case, of share options, equity awards, warrants or other right to acquire shares of Common Stock which are set to expire during the Lock-Up Period pursuant to the Company’s equity incentive plans, provided that any filing made pursuant to Section 16(a) of the Exchange Act shall include a footnote noting the circumstances described in this clause, or (viii) pursuant to a bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock and that would result in a Change in Control (as defined below), provided that in the event that such tender offer, merger, consolidation, business combination, stock purchase or transaction or series of related transactions is not completed, the Undersigned’s Securities shall remain subject to the restrictions set forth herein. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin, and “Change in Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, in each case occurring subsequent to the Private Placement, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity).

In addition, with respect to clauses (ii), (v) and (vi) above, it shall be a condition to such transfer that no filing under Section 13 or Section 16 of the Exchange Act nor any other public filing or disclosure of such transfer by or on behalf of the undersigned reporting a reduction in the beneficial ownership of Common Stock held by the undersigned shall be required or voluntarily made during the Lock-Up Period.

In addition, notwithstanding the foregoing, (1) if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Lock-up Agreement and there shall be no further transfer of such capital stock except in accordance with this Lock-up Agreement, and provided further that any such transfer shall not involve a disposition for value and (2) the restrictions on transfer and disposition of the Undersigned’s Securities during the Lock-Up Period shall not apply to the repurchase of the Undersigned’s Securities by the Company in connection with the termination of the undersigned’s employment or other service with the Company.

In addition, the undersigned may enter into a plan designed to satisfy the requirements of Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) (other than the entry into such a plan in such a manner as to allow the sale of shares of Common Stock, in each case, within the Lock-Up Period); provided however, no sale of shares of Common Stock may be made under such 10b5-1 Plan during the Lock-Up Period, no public announcement or filing under the Exchange Act regarding the establishment of such 10b5-1 Plan shall be voluntarily made during the Lock-Up Period and any required filing under the Exchange Act shall state that no shares shall be sold under such 10b5-1 Plan during the Lock-Up Period.

The undersigned acknowledges and agrees that the Placement Agents have not provided any recommendation or investment advice nor have the Placement Agents solicited any action from the undersigned with respect to the Private Placement and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Placement Agents may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to you in connection with the Private Placement, the Placement Agents are not making a recommendation to you to enter into this Lock-Up Agreement or participate in the Private Placement, and nothing set forth in such disclosures is intended to suggest that the Placement Agents are making such a recommendation.

If for any reason the Purchase Agreement shall be terminated prior to the payment for and delivery of the securities to be sold thereunder, the agreement set forth above shall likewise be terminated.

This Lock-Up Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Yours very truly,

Name:
Address: